EXHIBIT 10.01

Schedule of Omitted Details

The following schedule presents the names of each Optionee and such Optionee’s option number, number of shares and exercise price, each of which is omitted from the accompanying form of Amendment No. 1 to Stock Option Agreement (the “Amendment”). This information is omitted from the form of Amendment filed herewith on the first page thereto in the first paragraph thereof and in the table under the columns captioned “Option No:”, “Number of Shares:”, and “Exercise Price:”.

Optionee:	Option No.:	Number of Shares:	Exercise Price:
Alex Choy	N991565	60,000	3.40
Thor R. Culverhouse	I991751	161,456	2.40
Thor R. Culverhouse	N991751	88,544	2.40
Jack S. Jia	N991568	60,000	3.40
Steve Martello	I991563	87,755	4.22
Steve Martello	N991563	112,245	4.22

A separate Amendment is executed by each Optionee whose name appears under the column captioned “Optionee:” and David Allen, Senior Vice President and Chief Financial Officer, on behalf of the Registrant.

This schedule sets forth the only material details in which the documents filed herewith differ from the actual documents between the Registrant and each Optionee.

AMENDMENT NO. 1 TO
STOCK OPTION AGREEMENT

THIS AMENDMENT to the Notice of Grant and Stock Option Agreement by and between Interwoven, Inc., a Delaware corporation (the “Company”), and                          (the “Optionee”) is made as of September 30, 2002.

WHEREAS, the Company and the Optionee are parties to the following Notice of Grant and Stock Option Agreement (the “Option Agreement”), pursuant to which Optionee was granted options to purchase the number of shares of the Company’s Common Stock indicated below (the “Shares”);

Option No.	Number of Shares	Exercise Price
—	—	—

WHEREAS, the Optionee is an officer of the Company;

WHEREAS, the Board of Directors of the Company has authorized the acceleration, in certain cases, of the vesting of the option referenced above; and

WHEREAS, the Option Agreement provides that it may be amended by the Company and Optionee and the Company and Optionee mutually desire to amend the Option Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Section 2.1, is hereby amended to add the following language at the end of such Section:

“Notwithstanding the provisions of the Plan, the preceding sentence or the Notice of Grant regarding the rate at which this Option shall vest, in the event that there is a Sale of the Company and Optionee’s employment is terminated by the Company, or its successor, without Cause in connection with the Sale of the Company, then upon such termination the Option will become vested as to an additional number of Unvested Shares equal to fifty percent (50%) of the Shares that were Unvested Shares at the closing of the Sale of the Company. For purposes of this Section 2.1, “Cause” means (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to the Company; (ii) willful act or acts of dishonesty undertaken by Optionee and intended to result in substantial gain or personal enrichment for Optionee at the expense of the Company; or (iii) willful and continued failure to substantially perform Optionee’s duties with the Company or its successor (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iii) above will constitute “Cause” only if such failure continues after the Board of Directors has provided Optionee with a written demand for substantial performance setting forth in detail the specific respects in which it believes Optionee has willfully and not substantially performed his duties thereof and a reasonable opportunity (to be not less than thirty (30) days) to cure the same. For such purpose, a termination by the Company without Cause includes a termination of employment by Optionee within thirty (30) days following any of the following events: (x) the assignment of any duties to Optionee inconsistent with, or reflecting a materially adverse change in, Optionee’s position, duties or responsibilities with the Company (or any successor) without Optionee’s concurrence; or (y) the relocation of the Company’s principal executive offices, or relocating Optionee’s principal place of business, in excess of fifty (50) miles from the Company’s current executive offices located in Sunnyvale, California. For purposes of this Section 2.1, the term “Sale of the Company” means (i) the sale or other disposition of all or substantially all of the assets of the Company, or (ii) the acquisition of the Company by another entity by means of consolidation, corporate reorganization or merger, or other transaction or series of related transactions in which more than fifty percent (50%) of the outstanding voting power of the Company is transferred.”

2.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and to be performed entirely within the State of California, without reference to principles of conflict of laws or choice of laws.

3.     Effect of Amendment to the Option Agreement. Except as expressly set forth herein, the Option Agreement is unmodified and remains in full force and effect.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Optionee has executed this Agreement in duplicate as of the date first specified above.

INTERWOVEN, INC.		OPTIONEE

By:
(Signature)

	(Please print name)	(Please print name)

(Please print title)

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